Exhibit 99.1
NEWS RELEASE for December 2, 2008 AT 7:30 AM ET

Contact:	William R. Abbott,
Senior Vice President and Chief Financial Officer 949-420-1800
CARDIOGENESIS ANNOUNCES ADDITION OF RAYMOND W. COHEN
TO BOARD OF DIRECTORS
     IRVINE, CA, December 2, 2008 — Cardiogenesis Corporation (OTC: CGCP), a leading developer of surgical products used in the treatment of patients suffering from severe angina, today announced the addition of veteran medical device executive and an experienced public company director, Raymond W. Cohen as a member of the Company’s Board of Directors, increasing the number of board members to six.
     Mr. Cohen, 49, has over 25 years of executive experience in the medical technology field and is currently the Chief Executive Officer and a member of the Board of Directors of Symphony Medical Inc., a venture-capital backed developer of novel biotherapeutic therapies to treat heart failure and other cardiac abnormalities.
     For the decade prior to 2006, Cohen served as Chairman and CEO of publicly traded Cardiac Science, Inc. having served in that role during the period of rapid revenue growth and through the company’s merger with Quinton Cardiology in late 2005. Today Cardiac Science is a leading manufacturer of automated public-access defibrillators and diagnostic cardiology systems, generating over $200 million in annual revenue. Cohen continues to serve on the board of Cardiac Science and also serves on the boards of BioLife Solutions, Inc., a publicly traded company, and BioGenex, Inc., and Syncroness, Inc.
     Paul J. McCormick, the Company’s Chairman of the Board commented, “Mr. Cohen has a solid track record of success in developing and commercializing innovative medical technology, particularly in the cardiovascular market. He brings the vision, insight and skills necessary to make a significant contribution to the Cardiogenesis Board of Directors and our shareholders. We are very pleased to have Mr. Cohen join our board and look forward to working with him.”
About Cardiogenesis Corporation
     Cardiogenesis specializes in providing surgical devices to treat cardiovascular disease and severe angina. The Company’s market leading holmium:YAG laser system and single use fiber-optic delivery systems are used to perform a procedure known as Transmyocardial Revascularization (TMR). To date, thousands of patients have been treated with the Cardiogenesis TMR technology.

For more information on Cardiogenesis, please visit the Company’s website at http://www.cardiogenesis.com. Cardiogensis also maintains a website where patients suffering from angina can learn more about the TMR procedure at http://www.heartofnewlife.com.
Safe Harbor Statement
With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the possible effectiveness of the Company’s technologies and the effect of such technologies on the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; the effects of recent disruptions in global credit and equity markets and other adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.